EXHIBIT 21

                              LIST OF SUBSIDIARIES


Name                                     Jurisdiction
----                                     ------------

The Shirt Shed, Inc.                     Delaware

American Marketing Works, Inc.           Delaware

GIDI Holdings, Inc.                      Illinois

Big Ball Sports, Inc.                    Texas

Print the Planet, Inc.                   Texas